Chembio Receives $1.2 Million Order for Chagas STAT-PAK(TM) Rapid Test As Demand Accelerates for Rapid Detection of Infectious Diseases

Company Expects 2006 Revenues to Increase Significantly

MEDFORD, N.Y. - January 19, 2006 - Chembio Diagnostics Inc. (OTCBB:CEMI) has received a $1.2 million purchase order for its Chagas STAT-PAK(TM) rapid test. The purchase order is from a leading Pan-American public health organization and is to supply the National Chagas Program that has been established by Bolivia’s Ministry of Health. Chembio’s Chagas STAT-PAK(TM) will be used to screen children in areas of Bolivia where this parasitic infectious disease is most endemic. Deliveries are to be made through the first seven months of 2006.

Lawrence Siebert, President and CEO of Chembio Diagnostics, Inc. commented, “This is our first significant order for Chagas STAT-PAK(TM). We believe that these revenues from Chagas STAT-PAK(TM), combined with continued expected increases in the worldwide sales of our rapid HIV tests, will result in 2006 revenues that will be significantly greater than the preliminary $3.93 million we recently reported for the 2005 fiscal year. We believe that these additional revenues will also result in higher gross margins.”

Chembio’s Chagas STAT-PAK(TM) rapid test will screen individuals for one of the world’s most deadly but also most neglected diseases, a disease that affects an estimated 16 million adults and children worldwide. Once Chagas is detected, drug therapy is available that can treat infected children, but only if given to children age fourteen or younger. An estimated 25% of the Latin American population (nearly 100 million people) is at risk in 21 countries. Chagas is also becoming a growing concern for the U.S. and Europe as immigration increases from these endemic areas.

Avi Pelossof, Chembio’s Vice President of Sales, Marketing and Business Development, commented, “We are pleased that through the use of Chembio’s Chagas STAT-PAK(TM) rapid test in rural and remote areas of Bolivia, many children may be spared from developing this debilitating and often fatal disease. In addition, we are confident in the value that our Chagas STAT-PAK(TM) test brings to public health in identifying many infected individuals who are not aware of their status.”

Chagas is transmitted by Trypanosoma cruzi, a protozoan parasite. Infection occurs when an infected insect bites its mammalian host and releases infective trypomastigotes in its excreta while feeding. Alternatively, infection can occur through blood transfusions, organ transplantation, ingestion of contaminated food and congenitally. Chagas is directly responsible for an estimated 50,000 deaths per year.

The Chagas STAT-PAK(TM) assay is a rapid test that detects antibodies to Trypanosoma cruzi. It employs a unique antigen cocktail that provides high sensitivity and specificity. The test is simple to perform and provides results in 15 minutes. No special equipment is required and the assay does not require refrigeration. A study in the October 2005 issue of the Journal of Clinical Microbiology reported that the Chagas STAT-PAK(TM) assay had 99.6% and 99.9% sensitivity and specificity, respectively, when assayed with 5,998 samples. This study was performed with samples from different blood centers in Central America.

ABOUT CHEMBIO

Chembio Diagnostics, Inc. (Chembio) possesses expertise in the development and manufacturing of rapid test products for various infectious diseases, including HIV, Tuberculosis and Chagas Disease. References to Chembio Diagnostics, Inc. may actually refer to Chembio Diagnostic Systems, Inc.; the 100%-owned subsidiary of Chembio Diagnostics, Inc. Chembio is located at 3661 Horseblock Road, Medford, NY 11763.

FORWARD-LOOKING STATEMENTS

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management and statements concerning the Company’s preliminary estimates for the periods ended December 31, 2005 discussed herein. Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contact: Vince Daniels/James Carbonara
The Investor Relations Group 212-825-3210